Exhibit A

NATIONAL FUEL RESOURCES, INC.
INCOME STATEMENT

                                          Three                 Twelve
                                      Months Ended           Months Ended
                                      June 30, 2002          June 30, 2002

                                         Actual                 Actual

Operating Revenues                     $42,468,156           $152,010,265

Operating Expenses:

Purchased Gas                           38,233,494            140,810,205
Purchased Electric                           1,860                165,518
Operation                                  513,548              3,722,179
Depreciation, Depletion
   & Amortization                           34,277                164,217
Franchise & Other Taxes                     53,855                104,853
                                        38,837,034            144,966,972

Operating Income                         3,631,122              7,043,293

Interest Income                            300,599              1,024,951
Interest Expense                            (9,030)               163,503

Net Income Before Taxes                  3,940,751              7,904,741

Income Taxes:

Federal                                  1,238,277              1,314,707
State                                      124,807                717,115
Deferred                                   103,114              1,265,628
                                         1,466,198              3,297,450

Net Income                             $ 2,474,553           $  4,607,291
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